UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2011

ADPT Corporation
(Exact name of Registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

691 S. Milpitas Blvd., Suite 208, Milpitas, California, 95035
(Address of principal executive offices including zip code)

 (408) 945-8600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers

(b) Departure of Director

On September 6, 2011, Lawrence J. Ruisi resigned as a director of ADPT Corporation (the "Company") effective immediately.  Mr. Ruisi's decision is not due to any disagreement with the Company.

(e) Approval of Compensatory Arrangement

Upon the recommendation and approval of the Compensation Committee, on September 7, 2011, the Board of Directors of the Company approved a cash bonus of $250,000 to John J. Quicke, the Company’s Interim President and Chief Executive Officer.  The bonus was awarded to Mr. Quicke in recognition of his efforts to achieve certain Company objectives, including the sale of the Company's patent portfolio and headquarters building, the consolidation of the Company's legacy operations and headquarters functions, and the launch of the Company's sports business subsidiary.  In determining the amount of the bonus, the Compensation Committee also considered the total amount of compensation that has been paid to Mr. Quicke since his appointment as Interim President and Chief Executive Officer, which was effective January 4, 2010.

Item 8.01.  Other Events.

On September 12, 2011, the Company issued a press release announcing that its Board of Directors has approved the exchange ratios to be utilized for a reverse stock split of its shares of common stock to be followed by a forward stock split of its shares of common stock, and also adopted an effective date for such stock splits to occur.   A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by ADPT Corporation on September 12, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADPT Corporation

By:	/s/ John J. Quicke
	Name:	John J. Quicke
	Title:	Interim President and Chief Executive Officer

Dated:  September 12, 2011

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release issued by ADPT Corporation on September 12, 2011.